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                                                                     Exhibit 8.2

                       [DAVIS POLK & WARDWELL LETTERHEAD]

                               February 22, 2000

Pharmacia & Upjohn, Inc.
95 Corporate Drive
Bridgewater, New Jersey 08807

Ladies and Gentlemen:

     We have acted as tax counsel for Pharmacia & Upjohn, Inc., a Delaware corporation ("PNU"), in connection with the proposed merger (the "Merger") of MP Sub, Incorporated, a wholly-owned Delaware subsidiary ("Merger Sub") of Monsanto Company, a Delaware corporation ("Monsanto"), with and into PNU pursuant to an Agreement and Plan of Merger dated as of December 19, 1999 among PNU, Merger Sub and Monsanto, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 18, 2000 (as amended, the "Merger Agreement").(1)

     In that connection, you have requested our opinion regarding the United States federal income tax treatment of the Merger. In providing our opinion, we have examined the Merger Agreement, the joint proxy statement of PNU and Monsanto dated as of February 22, 2000 (the "Joint Proxy Statement"), the registration statement of Monsanto dated as of February 22, 2000 with respect to the Monsanto Common Stock and Monsanto Convertible Preferred Stock to be issued to the stockholders of PNU in connection with the Merger (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Joint Proxy Statement and the Registration Statement and in accordance with the provisions of the Merger Agreement, and (ii) the representations and covenants made to us by PNU and by Monsanto in their respective letters to us dated February 22, 2000 and delivered to us for purposes of our opinion are accurate and complete.

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     (1) Unless otherwise indicated, each capitalized term used in this opinion has the meaning ascribed to it in the Merger Agreement.

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Pharmacia & Upjohn, Inc.                   2                   February 22, 2000

     Based upon the foregoing, in our opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and PNU, Merger Sub and Monsanto will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

     The opinion expressed herein is based on existing statutory, regulatory and judicial authority, any of which may be changed at any time (possibly with retroactive effect). Our opinion cannot be relied upon if there is a change in applicable law between the date hereof and the date on which the Merger is effected.

     In addition, our opinion is based solely on the documents that we have examined and the representations and covenants contained in the letters from PNU and Monsanto referred to above. Our opinion cannot be relied upon if any of the facts pertinent to the United States federal income tax treatment of the Merger stated in such documents or any of the representations and covenants contained in the letters from PNU or Monsanto referred to above is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or the tax consequences of any other transaction.

     This opinion is being provided solely for the benefit of PNU and its shareholders. No other person or party will be entitled to rely on this opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell in the Joint Proxy Statement under the caption "The Merger -- Material United States Federal Income Tax Consequences of the Merger." In furnishing such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Davis Polk & Wardwell